Exhibit 23.2

Independent Auditors’ Consent

We consent to the incorporation by reference in the registration statements (Nos. 333-84958, 333-38020 and 333-34746) on Form S-8 of Grant Prideco, Inc. of our report dated May 4, 2004, with respect to the balance sheets of voestalpine Tubulars GmbH & Co KG as of March 31, 2004 and 2003, and the related statements of income for the years then ended, which report appears in Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2003 of Grant Prideco, Inc.

Vienna, Austria
September 30, 2004

KPMG Alpen-Treuhand GmbH
Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

/s/ Mag. Helmut Kerschbaumer	/s/ Mag. Rainer Hassler

Wirtschaftsprüfer und Steuerberater
(Austrian Certified Public Accountants)